EXHIBIT 10.1

AMENDMENT AGREEMENT

This Amendment Agreement is entered into and effective as of December 1, 2015, by and between Cryo-Cell International, Inc. (the “Company”) and Oleg Mikulinsky (the “Executive”).

RECITALS

A.	The Company and the Executive entered into an Employment Agreement dated March 5, 2012 (the “Employment Agreement”).

B.	The initial term of term of the Employment Agreement concluded and an amendment was entered into on May 1, 2013.

C.	The Company and the Executive desire to further amend the terms of the Executive’s Employment Agreement as shown below in order to retain the Executive’s services with the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties agree and the Employment Agreement is hereby amended as follows:

Amendment

1.	The first paragraph of Section 1 is deleted in its entirety and replaced with the following :

(a) The Company hereby employs the Executive for a period of twenty-four months, commencing on December 1, 2015 and expiring on November 30, 2017 (the “Initial Term”). The Initial Term shall be automatically extended for successive additional one-year periods (“Additional Employment Terms”) unless, at least thirty (30) days prior to the end of the Initial Term or an Additional Employment Term, the Company or the Executive has notified the other in writing that the Agreement shall terminate at the end of the then-current term. References herein to the “Term” shall mean the Initial Term as it may be so extended by one or more Additional Employment Terms.

2.	Section 2(a) is deleted in its entirety and replaced with the following:

a.)	Base Salary

The Executive shall receive an annualized base salary (the “Base Salary”) which is not less than $210,000 per year. Throughout the Term, the Executive shall be eligible for discretionary annual merit increases and/or other base salary adjustments as deemed appropriate by the Company’s Co-Chief Executive Officers (the “Co-CEOs”). The Executive’s Base Salary will be payable in equivalent bi-weekly installments, subject to usual and required payroll deductions, including, without limitation, applicable taxes.

b.)

Cash Bonus. For the fiscal years December 1, 2015 to November 30, 2016 and December 1, 2016 to November 30, 2017, the Executive’s bonus (“Bonus”) shall be a percentage of 10% of his base salary for such fiscal year equal to the sum of (x) the product of 8.33% and the number of the six bonus criteria achieved based upon the

Company’s annual Net Revenue and Adjusted Cash Flow (as defined below) and (y) the product of 16.66% and the number of the three subjective bonus criteria achieved). The bonus criteria for the fiscal year ending November 30, 2016 are set forth in the following schedule. Bonus criteria for the fiscal year ending November 30, 2017 shall be based on the same three standards and the same three criteria weighted the same as for the fiscal year ending November 30th, 2016 and shall be established by February 28, 2017 by the Co-CEOs) in their sole discretion (except for the subjective criteria which shall be determined by the Co-CEOs by the Bonus due date).

The Bonus for each fiscal year will be paid promptly after such year’s audited financial statements for the Company have been finalized, and when the Committee has certified that the Bonus has been earned by the Executive; however, in no event will the Bonus be paid later than five days following the completion by the independent auditors of the Company’s financial statements for such year. The Co-CEOs in their sole discretion may authorize payment of the Bonus prior to the finalization of the Company’s audited financial statements.

The Co-CEOs will, with respect to each bonus criteria, determine a bonus percentage within the percentage range for results that fall between Threshold and Target as well as between Target and Stretch levels of performance. The annual Bonus criteria and payouts shall be pro-rated for periods of employment of less than twelve months. In addition to the Bonus, the Executive shall also be eligible to participate in any other bonus programs that are available to senior executive officers of the Company.

FYE 11/30/16	Threshold	Target	Stretch
Net Revenue for FYE 11/30/16 weighted 25%	$21,355,962	$22,355,962	$23,355,962
Adjusted Net Income for FYE 11/30/16 weighted 25%	$3,161,905	$3,328,321	$3,494,737
Subjective performance weighted 50%	TBD by Co-CEOs by Bonus due date	TBD by Co-CEOs by Bonus due date	TBD by Co-CEOs by Bonus due date

The Net Revenue bonus criteria shall be based on the annual net revenue of the Company as set forth in its audited financial statement.

The Adjusted Net Income bonus criteria shall be based on the annual net income of the Company as set forth in its audited financial statement adjusted for (x) stock compensation expense, depreciation and amortization (y) the change in deferred revenue for the 2016 fiscal year from the 2015 fiscal year and (z) the elimination any amounts of interest paid and expenses directly associated with the outstanding PrepaCyte loan or any senior or junior indebtedness obtained by the Company after the date of this Agreement from a bank or other lender. In determining whether the Adjusted Net Income bonus criteria has been attained, the Committee may exclude non-recurring items of income or expense (whether cash or non-cash items) that the Committee deems to distort the inherent Adjusted Net Income results of the Company.

The subjective bonus criteria shall be determined in the sole discretion of the Co-CEOs after consultation with the Executive.

(b)	Equity Awards.

(i)	Base Grants.

The Company agrees to grant to the Executive as of April 18, 2016 40,000 qualified options for the Company’s stock. The options shall be issued under the Company’s 2012 Stock Plan or a subsequent Company stock plan and will vest 1/3 upon grant, 1/3 on December 1, 2016 and the remaining 1/3 on November 30th, 2017. A grant agreement memorializing these terms shall be executed by the parties on or as soon as practicable after the grant date

(ii)	Performance Grants.

In addition to the option grant described above, if the Executive is employed by the Company on November 30, 2016, then no later than February 28, 2017, the Company shall grant the Executive up to 20,000 shares of Company. If the Executive is employed by the Company on November 30, 2017, then no later than February 28, 2018 the Company shall grant the Executive up to an additional 20,000 of shares of Company. Such performance grants shall be made under the Company’s 2012 Stock Plan or a subsequent Company stock plan.

For the fiscal years December 1, 2015 to November 30, 2016 and December 1, 2016 to November 30, 2017, the Executive’s performance grant shall be a percentage of 20,000 shares equal to the sum of (i) the product of 16.67% and the number of the Net Revenue and Adjusted Cash Flow performance grant criteria achieved at the Target level; (ii) the product of 8.33% and the number of the Net Revenue and Adjusted Cash Flow performance grant criteria achieved at the Stretch level; and (iii) up to 50.0% at the discretion of the Co-CEOs based upon their subjective performance determination. The performance grant criteria for the fiscal year ending November 30, 2016 are set forth in the following schedule. Unless otherwise agreed to in writing by the Executive and the Co-CEOs, performance grant criteria for the fiscal year ending November 30, 2017 shall be based on the same standards, and the same weightings as for the fiscal year ending November 30, 2016 and shall be established by February 28, 2017 by the Co-CEOs in their sole discretion after consultation with the Executive (except for the subjective performance criteria which shall be determined by the Co-CEOs by February 28, 2018).

FYE 11/30/16	Target	Stretch
Net Revenue for FYE 11/30/16 weighted 25%	$22,355,962	$23,355,962
Adjusted Net Income for FYE 11/30/16 weighted 25%	$3,328,321	$3,494,737
Subjective performance weighted 50%	TBD by Co-CEOs by grant date	TBD by Co-CEOs by grant date

The Net Revenue performance grant criteria shall be based on the annual net revenue of the Company as set forth in its audited financial statement.

The Adjusted Net Income performance grant criteria shall be based on the annual net income of the Company as set forth in its audited financial statement adjusted for (x) stock compensation expense, depreciation and amortization (y) the change in deferred revenue for the 2016 fiscal year from the 2015 fiscal year and (z) the elimination any amounts of interest paid and expenses directly associated with the outstanding PrepaCyte loan or any senior or junior indebtedness obtained by the Company after the date of this Agreement from a bank or other lender. In determining whether the Adjusted Net Income performance grant criteria has been attained, the Co-CEOs may exclude non-recurring items of income or expense (whether cash or non-cash items) that the Committee deems to distort the inherent Adjusted Net Income results of the Company.

The subjective performance grant criteria shall be determined in the sole discretion of the Co-CEOs after consultation with the Executive.

The Co-CEOs will, with respect to each performance grant criteria, determine a performance grant criteria percentage within the percentage range for results that fall between Target and Stretch levels of performance.

IN WITNESS WHEREOF, the parties to this Amendment Agreement have placed their hands as of the day and year written above.

Cryo-Cell International, Inc.

/s/ Oleg Mikulinsky	By:	/s/ David Portnoy
Oleg Mikulinsky	Name:	David Portnoy
	Title:	Co-Chief Executive Officer

4